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                                     EXHIBIT 12.2
                           SOUTHERN CALIFORNIA GAS COMPANY
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Dollars in millions)

                                                                                    Nine
                                                                                  months
                                                                            September 30,
                               1998      1999      2000      2001      2002         2003
                             --------  --------  --------  --------  --------   --------
Fixed Charges:

Interest                         $ 81      $ 62      $ 72      $ 70      $ 47       $ 36

Interest portion of
  annual rentals                    4         3         4         3         2          1
                             --------  --------  --------  --------  --------   --------
Total fixed charges
  for purpose of ratio           $ 85      $ 65      $ 76      $ 73      $ 49       $ 37
                             ========  ========  ========  ========  ========   ========
Earnings:

Pretax income from
  continuing operations          $287      $383      $390      $377      $391       $265
Add: Total fixed charges
  (from above)                     85        65        76        73        49         37
                             --------  --------  --------  --------  --------   --------
Total earnings for
  purpose of ratio               $372      $448      $466      $450      $440       $302
                             ========  ========  ========  ========  ========   ========
Ratio of earnings
  To fixed charges               4.38      6.89      6.13      6.16      8.98       8.16
                             ========  ========  ========  ========  ========   ========



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